Exhibit 10.11

April 15, 2016

Mr. John McKune

Re:	Amended and Restated Employment Agreement

Dear John:

This letter (the “Agreement”) contains the revised terms of your employment with Carbylan Therapeutics, Inc. (the “Company”), effective as of April 15, 2016 (the “Effective Date”). This Agreement amends and restates in its entirety that certain employment agreement between you and the Company dated as of July 27, 2015 (the “Prior Agreement”).

1.	Position.
a.

As of the Effective Date, you will fill the position of Vice President, Finance, with an assigned work location of the Company’s corporate headquarters. You will continue to report to the Company’s President and Chief Executive Officer until a Chief Financial Officer is hired at which time you will report to him or her. This continues to be a full-time position, and you agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and best professional efforts exclusively to the performance of your duties and responsibilities for the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. The Company retains the discretion to modify your position, duties, reporting relationship, and work location from time to time.

2.	Compensation.
a.

Base Salary. You will continue to be paid a base salary at the annual rate of $213,726, subject to payroll withholdings and deductions. Your base salary will continue to be paid in two equal payments per month in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be expected to work the Company’s standard business hours, and such additional hours as required by the nature of your work assignments and job responsibilities, and you will not be eligible for overtime compensation. The Company retains the discretion to modify your compensation terms (including the bonus program) from time to time.

b.	Bonus. You will continue to be eligible for consideration by the Company’s Board of Directors (the “Board”) for an annual bonus of up to twenty five percent

(25%) of your annual base salary, with the bonus determination to be made by the Board within its sole discretion. Payment of the bonus will be based on the level of achievement of the applicable objectives and milestones, as such objectives and milestones are set by the Board in its sole discretion, and as such achievement is evaluated by the Board in its sole discretion, and the bonus is not guaranteed. As a condition precedent to earning and receiving any bonus, you must remain an active employee with the Company through the date the bonus otherwise is scheduled to be paid; and if your employment has been terminated for any reason, regardless of whether the termination is by you or the Company, you will not earn or be entitled to receive any bonus which has not been paid prior to the termination date.

3.	Benefits.
a.

Insurance Benefits. You will continue to be eligible to participate in the Company’s standard medical and dental insurance benefits, subject to the terms and conditions of these benefit plans, as in effect from time to time.

b.

Paid Time Off. You will continue to be eligible to accrue paid vacation, and be eligible for paid sick time and paid holidays, under the terms of the Company’s applicable policies, as in effect from time to time.

You will continue to be eligible to participate in any other benefits offered by the Company generally to its employees from time to time, subject to the terms and conditions of these benefit plans and the Company’s policies, as in effect from time to time. The Company reserves the right to add to, change, or terminate any or all of its benefit programs and related policies in its sole discretion.

4.	Compliance with Company Policies and Confidential Information and Invention Assignment Agreement.

As a condition of your continued employment with the Company, you will be required to continue to abide by the Company’s policies and procedures, including but not limited to the policies contained in the Company’s Employee Handbook, as may be in effect from time to time. In addition, you shall continue to abide by and be bound by the terms of that certain Employee Proprietary Information and Invention Agreement between you and the Company (the “Confidentiality Agreement”).

5.	Prior Confidentiality Obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

6.	At-Will Employment.

Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. In addition, the Company may also change any term or condition of your employment with or without cause. This “at will” relationship can only be changed by an agreement in writing signed by an expressly authorized officer of the Company.

7.	Severance Benefits for Qualifying Terminations.
a.

General Severance Benefits. You shall be entitled to receive the General Severance Benefits (as defined below), as your sole severance benefits, if your employment is terminated by the Company without Cause (as defined below) and if: (i) such termination of employment is not due to your death or disability; (ii) your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)); and (iii) within the timing required by the Company, you sign, date and return to the Company a general release of all known and unknown claims (the “Release”) substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

For purposes of this Section 7(a), the “General Severance Benefits” shall consist of the following: (i) continued payment of your final base monthly salary for a period of six (6) months following the termination date; (ii) accelerated vesting of any outstanding stock options such that the additional number of shares that would have vested if your employment had continued for six (6) additional months following the termination date will become vested and exercisable effective as of the termination date; and (iii) if you timely elect continued group health insurance coverage pursuant to federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums to continue your group health insurance coverage (including the cost of dependent coverage) through the earliest of (A) six (6) months following the termination date, (B) the date that you become eligible for group health insurance coverage through a new employer, or (C) the date you cease to be eligible for COBRA coverage. Notwithstanding the foregoing, the General Severance Benefit set forth in (i), above (continued base salary payment) will immediately expire in the event that you obtain new full-time employment (or full-time consulting or similar arrangement) within six (6) months after the termination date, provided, however, that the Company will thereafter continue to pay you, through the six-month severance payment period, the excess, if any, of your Company base salary on the date of termination over the base salary for your new employment relationship. You agree to notify the Company of your acceptance of any employment within the six-month severance payment period. In the event of your death during the six (6) month severance period, the remaining General Severance Benefits shall be paid to your estate. Any severance payments made under this Agreement will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Release or the date on which the Release, signed by you, is received by the Company. The first payment, however, will be retroactive to the next business day following the termination date.

b.

Change of Control Severance Benefits. You shall be entitled to receive the Change of Control Severance Benefits (as defined below), as your sole severance benefits, if, on or within twelve (12) months after a Change of Control (as defined below), your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason (as defined below) and if; (i) such termination of employment is not due to your death or disability; (ii) your termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)); and (iii) within the timing required by the Company, you sign, date and return to the Company the Release substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

For the purposes of Section 7(b), the “Change of Control Severance Benefits” shall consist of the following: (i) you shall receive the General Severance Benefits as provided above, except that the continued salary payments will not be terminated or reduced in the event that you obtain new employment during the six-month severance payment period; (ii) you will also be eligible to receive a prorated bonus payment for the year in which your employment terminates (notwithstanding that you otherwise would not be eligible for payment of such bonus due to termination of employment prior to the bonus payment date), with such prorated bonus amount to be based on the achievement of the bonus objectives prior to such termination or resignation (provided that, no prorated bonus will be owed if the Board determines that there has been no achievement of such bonus objectives), and (iii) you will be eligible for the Full Acceleration as provided in Section 8 hereof.

c.

For purposes of this Agreement, “Cause” for termination of employment shall mean: (i) your failure to substantially perform the principal duties and obligations of your position with the Company; (ii) any act of personal dishonesty, fraud or misrepresentation by you which was intended to or does result in your substantial gain or personal enrichment at the expense of the Company; (iii) your violation of a federal or state law or regulation applicable to the Company’s business or any of the Company’s policies, which violation was or is reasonably likely to be injurious to the Company or its business or reputation; (iv) your conviction of a felony or a plea of nolo contendere under the laws of the United States or any State; or (v) your material breach of the terms of any agreement or contract between you and the Company. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.
d.

You may voluntarily terminate your employment for “Good Reason” under Section 7(b) of this Agreement by notifying the Company in writing, within thirty (30) days after the first occurrence of one of the following events taken without your consent, that you intend to terminate your employment for Good Reason on a date not later than the ninetieth (90th) day following such event, if the Company has not cured that event within thirty (30) days after its receipt of your written notice. The events that may give rise to a Good Reason termination are: (i) a material and substantial reduction in the scope of your duties and responsibilities (provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from your prior duties); (ii) relocation of your principal office that results in a one-way increase in your commute distance of more than 30 miles; or (iii) a reduction in your base salary by more than twenty (20%) percent (provided that an across-the-board reduction in the salary level of all Vice Presidents of the Company by the same (or a greater) percentage amount shall not constitute Good Reason).

8.	Change of Control.

For purposes of this Agreement, “Change of Control” shall mean the consummation of a transaction or series of transactions that results in: (i) any sale or other disposition of all or substantially all of the assets of the Company. that occurs over a period of not more than twelve (12) months; or (ii) any person, or more than one person acting as a group, acquiring ownership of stock of the Company, that together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, a Change of Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. This definition of Change of Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporations assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

In the event that, on or within twelve (12) months after the consummation of a Change of Control of the Company, your employment with the Company (or its successor, as applicable) is terminated by the Company (or its successor, as applicable) without Cause or you terminate your employment for Good Reason, 100% of the shares subject to any outstanding stock options held by you will be immediately vested and exercisable in full effect as of the employment termination date (the “Full Acceleration”). Notwithstanding the foregoing, as a pre-condition of the Full Acceleration, within the timing required by the Company, you must sign, date and return to the Company the Release substantially in the form attached hereto as Exhibit A, and such Release becomes effective in accordance with its terms, including through the expiration of any applicable revocation period.

9.	Deferred Compensation.

It is intended that (i) each installment of any amounts or benefits payable under Section 10 of this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) (and each such installment is hereby designated as separate for such purpose), (ii) all payments of any such amounts or benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), as provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii); and (iii) any such amounts or benefits consisting of premiums payable under COBRA also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if any such amounts or benefits constitute “deferred compensation” under Section 409A and if you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of any such benefit payments as to which you are entitled shall be delayed as follows: on the earlier to occur of (a) the date that is six (6) months and one (1) day after your separation from service and (b) the date of your death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this Section 12 and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

This Agreement, together with the Confidentiality Agreement, sets for the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements, understandings and discussions between you and the Company, including, without limitation, the Prior Agreement. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment.

Sincerely,

/s/ David M. Renzi

David M. Renzi
President and CEO

UNDERSTOOD, ACCEPTED AND AGREED:

John McKune

/s/ John McKune
Signature

April 15, 2016
Date

EXHIBIT A

RELEASE AGREEMENT

In exchange for the General Severance Benefits, the Change of Control Severance Benefits, and/or the Full Acceleration, as applicable, to be provided to me pursuant to the Amended and Restated Employment Agreement dated April 15, 2016 (the “Agreement”) between me and Carbylan Therapeutics, Inc. (the “Company”), I hereby provide the following release of claims (the “Release”).

In exchange for the severance pay and benefits provided to me under the Agreement, to which I acknowledge I would not otherwise be entitled, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby generally and completely release the Company, its parent and subsidiary entities, and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, employee benefit plans, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company (or its successor) or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; (2) any rights or claims which are not waivable as a matter of law; and (3) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.

The following paragraph shall apply to me only if I am forty (40) years old or older as of the date that I sign this Release: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I have been advised to consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so) and I have had sufficient opportunity to do so; (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (such date, the “Effective Date”).

The following paragraph shall apply to me only if I am less than forty (40) years old as of the date that I sign this Release: I understand that I have fourteen (14) days to consider this Release (although I may choose voluntarily to sign it earlier), the Release will become effective as of the date that I sign it (such date, the “Effective Date”), and I do not have the right to revoke this Release after signing it.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all time worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, CFRA, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company or any successor thereto.

I understand that, upon the Effective Date, this Release will take effect as a legally binding agreement between me and the Company. This Release sets for the entire agreement and understanding between the Company and me relating to the matters set forth herein and supersedes all prior and contemporaneous agreements, understandings and discussions concerning such matters, whether express or implied. This Release may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and me.

By:
[Name]

Date:

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Amended and Restated Employment Agreement, dated April 15, 2016, by and between Carbylan Therapeutics, Inc. (“Carbylan”) and Executive (the “Agreement”), is made and entered into as of November 21, 2016, by and among John McKune (“Executive”) and KalVista Pharmaceuticals Inc., the successor of Carbylan (the “Company”), which will be assuming the obligations set forth in the Agreement, as modified by this Amendment, upon the close of the share purchase transaction between Carbylan and KalVista Pharmaceuticals Ltd (“KalVista”).  A copy of the Agreement with all of its exhibits is attached hereto as Exhibit 1.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

A.WHEREAS, KalVista plans to merge with Carbylan (“Merger”) at which Executive is currently the Vice President, Finance.

B.WHEREAS, the Company and Executive wish to continue Executive’s service in the role of Vice President, Finance, of the Company, during the transition period following the Merger; and

C.WHEREAS, the Company intends to assume the obligations under the Agreement following the Merger, subject to the amendments herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, and further conditioned upon the successful closing of the merger between Carbylan and KalVista, the parties, intending to be legally bound, agree as follows:

1.Amendment to Section 2(a) of the Agreement. The base salary set forth in Section 2(a) of the Agreement shall be amended to reflect an increase from the annual rate of $213,726 to $250,000, subject to payroll withholdings and deductions (“Increased Base Salary”), with such increase to take effect as of the date the Merger is completed and Executive’s title changes from the Vice President, Finance, of Carbylan to the Vice President, Finance, of the Company (“Merger Closing”).

2.Cash Bonus.  In addition to the compensation set forth in Section 2 of the Agreement, as amended herein, the Company agrees to pay Executive a cash bonus up to an aggregate gross amount of $124,997.50, less applicable withholdings and deductions (the “Cash Bonus”), paid in installments in accordance with the following Payout Schedule (each, an “Installment”), provided that Executive is actively employed with the Company as of each Installment payment date.

Cash Bonus Payout Schedule:

•	First Installment – $62,500.00 (25% of the Increased Base Salary) – to be paid the first payroll date three months following the Merger Closing;
•	Second Installment - $20,832.50 (8.333% of the Increased Base Salary) – to be paid the first payroll date four months following the Merger Closing;
•	Third Installment - $20,832.50 (8.333% of the Increased Base Salary) – to be paid the first payroll date five months following the Merger Closing; and
•	Fourth Installment - $20,832.50 (8.333% of the Increased Base Salary) – to be paid the first payroll date six months following the Merger Closing.

Notwithstanding the foregoing, in the event the Company terminates Executive’s employment without Cause on a date that falls in between the Installment payment dates, the Company will pay Executive, within thirty (30) days following the termination date, the prorated amount of the next Installment payment based on the number of full weeks of Executive’s active employment in between the last paid Installment and the date of termination.  For the avoidance of doubt, in the event the Company terminates Executive’s employment without Cause prior to first Installment payment date, then the Company will pay Executive, within thirty (30) days following the termination date, the prorated amount of the first Installment payment based on the number of full weeks of Executive’s active employment in between the Merger Closing and the date of termination.

3.No Effect on Carbylan 2016 Retention Bonus.  The Company and Executive agree that Executive’s employment with the Company following the Merger Closing will not qualify as Comparable Employment as defined in Section 2.6 of the Carbylan 2016 Retention Bonus Plan (“Bonus Plan”), attached hereto as Exhibit 2, to render Executive ineligible for receipt of a Retention Bonus under the terms of the Bonus Plan.  In addition, the Company and Executive agree that the Executive’s Retention Bonus, as defined in the Bonus Plan, is calculated based on his salary in effect prior to the increase provided for in Section 1 above.  In accordance with and pursuant to the Bonus Plan, subject to Executive’s execution of a general release of claims attached as Exhibit 3 (the “Release”) that becomes effective and irrevocable within sixty (60) days following the Merger Closing, the Company shall pay to Executive $71,242, less applicable withholdings and deductions, which represents Executive’s Retention Bonus, on the first payroll period after the date the Release becomes effective and irrevocable.

4.Stock Options.  Subject to approval of the Compensation Committee of the Company (the “Compensation Committee”), the Company will grant you an option to purchase an amount of the post- Merger Closing, post-reverse split shares of the Company’s common stock with an exercise price equal to the fair market value per share of the common stock on the date of the grant, as determined by the Compensation Committee (the “Option”).  The Option will vest over six (6) months, in equal monthly installments as long as Executive remains actively employed with and in continuous service to the Company, with vesting to commence on the first day following the Merger Closing.  Subject to the approval of the Compensation Committee, the Company further agrees that the post-employment exercise period for the Option shall continue until the twelve (12) month anniversary of the date of Executive’s termination from the Company.

5

5.Severance Benefits for Qualifying Termination.  In the event Executive’s employment is terminated by the Company, without Cause or Executive voluntarily terminates his employment for Good Reason, the Company agrees that Executive will be eligible for the Change of Control Severance Benefits and not the General Severance Benefits under the Agreement, subject to the additional conditions as set forth in Section 7(b) of the Agreement.

6.Entire Agreement.  Once accepted, this Amendment, together with Exhibits 1-3 and the Option, constitutes the entire agreement between Executive and the Company relating to subject matter hereof and supersedes all prior agreements, negotiations and understandings with respect to such matters, and Executive and the Company acknowledge they have made no agreements, representations or warranties relating to the subject matter hereof which are not set forth herein.

7.Modification.  It is expressly agreed that the terms of this Amendment may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Amendment, executed by both Executive and the CEO of the Company.

8.No other Amendments.  Except as expressly set forth above, all of the terms and conditions of the Agreement shall remain unchanged and continue in full force and effect to apply to Executive’s employment with Carbylan, prior to the Merger Closing, and Executive’s employment with the Company, on and after the Merger Closing.

9.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

KalVista Pharmaceuticals, INC.

/s/ T. Andrew Crockett	Date:	November 21, 2016
T. Andrew Crockett

I have read and understood this Amendment and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of this Amendment except as specifically set forth herein.

EXECUTIVE

/s/ John McKune	Date:	November 21, 2016
John McKune

6

Exhibit 3

RELEASE AGREEMENT

In exchange for the Retention Bonus to be provided to me pursuant to the Carbylan Therapeutics, Inc. (“Carbylan”) 2016 Retention Bonus Plan (the “Bonus Plan”), I hereby provide the following release of claims (the “Release”).

In exchange for the Retention Bonus provided to me under the Bonus Plan, to which I acknowledge I would not otherwise be entitled, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby generally and completely release Carbylan, KalVista Pharmaceuticals, Inc. (the “Company”), KalVista Pharmaceuticals Ltd., their respective parent and subsidiary entities, and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, predecessors, successors, insurers, employee benefit plans, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with Carbylan or the Company (or its successor); (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in Carbylan or the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, applicable law, or applicable directors and officers liability insurance; (2) any rights or claims which are not waivable as a matter of law; (3) my rights under that certain Amended and Restated Employment Agreement by and between Carbylan and me dated April 15, 2016, as amended by that certain letter amendment by and between the Company and me dated as of November 21, 2016; (4) any payments I am entitled to under that certain Share Purchase Agreement dated as of June 15, 2016, by and between the Company, Carbylan, the shareholders of the Company and, solely for the purposes of being bound by certain provisions therein and solely in such person’s capacity as the Seller Representative, Andrew Crockett; (5) claims to continued participation in certain of Carbylan’s or the Company’s benefit plans pursuant to the terms and conditions thereof; and (5) any claims for breach of the Bonus Plan arising after the date that I sign this Release.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California

Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding.  I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against any of the Released Parties.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I have been advised to consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so) and I have had sufficient opportunity to do so; (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to Ben Palleiko, Chief Financial Officer of the Company, at blp@kalvista.com (via hardcopy or via electronic copy to  blp@kalvista.com); and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it if I do not revoke it (such date, the “Effective Date”).

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all time worked up until the date I sign this Agreement, I have received all the leave and leave benefits and protections for which I am eligible through the date of this Agreement, pursuant to FMLA, CFRA, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim through the date of this Agreement.

I understand that, upon the Effective Date, this Release will take effect as a legally binding agreement between me and the Company. This Release sets for the entire agreement and understanding between the Company and me relating to the matters set forth herein and supersedes all prior and contemporaneous agreements, understandings and discussions concerning such matters, whether express or implied.  This Release may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and me.

By:	/s/ John McKune
John McKune

Date:	November 21, 2016